Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ATA Inc.
We consent to the incorporation by reference in the registration statement (No. 333-150287) on Form S-8 of ATA Inc. of our reports dated September 14, 2009, with respect to the consolidated balance sheets of ATA Inc. as of March 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended March 31, 2009, and the effectiveness of internal control over financial reporting as of March 31, 2009, which reports appear in the March 31, 2009 annual report on Form 20-F of ATA Inc.
Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states the Company acquired Beijing JinDiXin Software Technology Limited and JDX Holdings Limited (collectively referred to as “JDX”) during the year ended March 31, 2009 and management excluded from its assessment of the effectiveness of JDX’s internal control over financial reporting associated with total assets of RMB4,298,592 and total revenues of RMB96,925 included in the consolidated financial statements of the Company as of and for the year ended March 31, 2009, and our audit of the Company’s internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of JDX.

/s/ KPMG
KPMG
Hong Kong, China
September 14, 2009